EXHIBIT 10.1

FINANCING AND SECURITY AGREEMENT

INTRODUCTION

This Financing and Security Agreement (“Agreement”) is made and entered into on September 14, 2023 by and among FRANKLY MEDIA LLC (“Administrative Borrower”), GCN, INC. (“GCN”), GAMESQUARE ESPORTS (USA) INC. d/b/a Fourth Square Studios (“GSQ USA”), NEXTGEN TECH LLC d/b/a Complexity Gaming (“Complexity”), SWINGMAN, LLC d/b/a Cut+Sew and Zoned (“Zoned”), MISSION SUPPLY LLC (“Mission”), and SIDEQIK, INC. (“Sideqik” and together with Administrative Borrower, GCN, GSQ USA, Complexity, Zoned, Mission, and Sideqik on a joint and several basis, “Borrower”, and any reference to “Borrower” hereunder shall be deemed a reference to each of the foregoing Borrowers), and SLR DIGITAL FINANCE LLC (“Lender”). Lender has agreed, in accordance with the terms herein in Lender's sole discretion, to make Advances against the Face Amount of certain of Borrower’s Accounts, provided that Borrower agrees to the provisions of this Agreement. Capitalized terms used herein shall have the meanings ascribed thereto in Section 36 below.

GENERAL RATES AND FEES

The items referenced below are subject to and defined within the provisions of this Agreement:

(a) Maximum Line Amount: Ten million dollars ($10,000,000)

(b) Advance Rate: 85% of gross value of Invoices

(c) Minimum Invoice Size: Five thousand dollars ($5,000)

(d) Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Financed Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period.

(e) Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Financed Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the Prime Rate plus (y) 4.00% per annum.

(f) Facility Fee: In consideration of Lender’s entering into this Agreement, Borrower shall pay to Lender an annual facility fee (the “Facility Fee”) in the amount of 1.00% (one hundred basis points) per annum as set forth in Section 5.6), which Facility Fee will be fully earned on the Effective Date of the Initial Term and any Renewal Term for the entirety of each such term.

(g) Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of three (3) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(h) Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Financed Accounts must remain below 25%, provided, however, that solely in respect of debt where the Account Debtor is Google, Inc./Alphabet, the total amount outstanding from Borrower’s Financed Account, such limit shall be increased to 40%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to finance more Accounts of said Account Debtor.

(i) Diligence Fee: Twenty thousand dollars ($20,0000). Lender acknowledges prior receipt of such Diligence Fee.

(j) Wire Fee: An amount equal to Thirty-Five Dollars ($35) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.

(k) Termination: Subject to the payment of the Early Termination Fee with respect to any termination of this Agreement, Borrower may terminate this Agreement at any time upon Borrowers’ 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations (inclusive of the Early Termination Fee or any Renewal Termination Fee). For the purposes of this Agreement, “Early Termination Fee” means: (1) 3% of the Maximum Line Amount with respect to any termination of this Agreement occurring during the Initial Term, and (2) 3% of the Maximum Line Amount with respect to any termination of this Agreement occurring during any Renewal Term. Notwithstanding the foregoing, to the extent Lender terminates this Agreement when no Event of Default has occurred, such Early Termination Fee shall be waived. If Borrower i) has provided Lender with notice of its intent to terminate this Agreement at least 60 days prior to the end of the Initial or any Renewal Term, ii) complies with the termination provisions set forth herein, and iii) repays all of its Obligations on the last day of any Initial or Renewal Term, no Early Termination Fee shall be due.

(l) Servicing Fee: In consideration of Lender’s services for the preceding calendar month, Borrower shall pay to Lender a monthly fee (the “Servicing Fee”) in an amount equal to twenty one hundredths of one percent (0.21%) of the average net amount of Obligations outstanding during each month on or before the last day of each calendar month during the Term, including each successive terms (as a result of any extensions including automatic extensions described in Section 21), or so long as the Obligations are outstanding.

(m) Systems Access Fee: Borrower shall pay to Lender a fee in an amount equal to five hundred dollars ($500) per month in connection with the software program for collateral reporting.

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SIGNATURES

By their signatures below, the parties represent they have read, understand and agree to be bound by the Financing and Security Agreement, including the Standard Terms and Conditions referenced herein.

BORROWER AND LENDER have executed this Agreement through their authorized officers as of the date set forth above.

“ADMINISTRATIVE BORROWER” and “BORROWER”			“LENDER”
FRANKLY MEDIA LLC			SLR DIGITAL FINANCE LLC

Name:	Justin Kenna	Name:	Kaitlyn Dorrlacombe
Title:	President	Title:	SVP, Underwriting

“BORROWER” GCN, INC.

Contact Information:
Name:	Justin Kenna	SLR DIGITAL FINANCE LLC
Title:	President	15260 Ventura Blvd, Ste 700
Sherman Oaks, CA 91403 Ph: (310) 651-9201 e-mail: media-legal@slrbc.digital

“BORROWER” GAMESQUARE ESPORTS (USA) INC.

Name:	Justin Kenna
Title:	President

“BORROWER” NEXTGEN TECH LLC

Name:	Justin Kenna
Title:	President

“BORROWER” SWINGMAN, LLC

Name:	Justin Kenna
Title:	President

“BORROWER” MISSION SUPPLY LLC

Name:	Justin Kenna
Title:	President

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“BORROWER” SIDEQIK, INC.

Name:	Justin Kenna
Title:	President

Contact Information:

Frankly Media LLC

2110 Powers Ferry Road SE, Suite 450

Atlanta, GA 30339

Ph: (909) 556-6746

e-mail: mmunoz@franklymedia.com

Banking Information:

Bank: HSBC Bank USA

Address: 452 Fifth Ave, New York, NY 10018

Routing Number (Check/ACH): 022000020

ABA Number (Wires): 021001088

SWIFT Code: MRMDUS33

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FINANCING AND SECURITY AGREEMENT STANDARD TERMS AND CONDITIONS

1. Financing; Billing.

1.1. Financing

1.1.1. Borrower may offer its Accounts to Lender for financing in accordance with the terms and provisions of this Agreement.

1.1.2. Each Account submitted by Borrower for an Advance shall be accompanied by such documentation supporting and evidencing the Account.

1.1.3. Lender may decline to make an Advance for any Account which will cause the unpaid balance of outstanding Obligations to exceed the Maximum Line Amount.

1.1.4. Accounts submitted to Lender for financing must exceed Minimum Invoice Size as stated within the General Rates and Fees, except as otherwise agreed by both parties in an Authenticated Record.

1.1.5. To the extent Lender is making an Advance against an Account, Lender shall make such Advance, less any amounts due to Lender from Borrower, including, without limitation, any amounts due under Sections 2.1 and 3.1 hereof, to Borrower within three (3) business days of the Finance Date.

1.1.6. Upon or prior to execution of this Agreement, Borrower shall pay the Diligence Fee, which fee shall be fully earned at such time.

1.1.7. All Advances made hereunder are at the absolute sole discretion of the Lender.

1.1.8 Immediately upon the creation of each and every Account of Borrower, such Account shall be deemed sold to Lender hereunder. Upon such sale, Lender shall acquire all of Borrower’s right, title and interest in and to all of Borrower’s Accounts. Lender shall be the sole and exclusive owner of such Accounts with full power to collect and otherwise deal with such Accounts.

1.2. Cash Management. Borrower will deliver a notice of new remittance instructions (in the form provided by Lender to Borrower) to all Account Debtors notifying them that the Accounts have been sold and assigned and are payable solely to Lender and before sending any Invoice to an Account Debtor, shall mark same with the payment instructions set forth in such notice of new remittance Instructions, provided, however, that absent an Event of Default, Borrower shall only be required to send such new remittance instructions to the Account Debtors for those Borrowers for which financing has been provided hereunder. If Borrower receives proceeds of Collateral, it shall hold such proceeds in trust for Lender in the form received and remit such proceeds to Lender immediately (but not longer than three (3) business days after receipt). Any proceeds not turned over in accordance herewith may be subject to a fee equal to twenty percent (20%) of the amount of such proceeds, which fee may be charged to the Borrower’s account.

2. Reserve Account.

2.1. Borrower shall pay to Lender on demand the amount of any Reserve Shortfall.

2.2. Upon request of the Borrower, Lender shall pay to Borrower any amount by which the Reserve Account exceeds the Required Reserve, unless reserve is necessary to cover other Obligations of the Borrower.

2.3. Lender may charge the Reserve Account with any Obligation.

2.4. Lender may pay any amounts due Borrower hereunder by a credit to the Reserve Account.

2.5. Lender may retain the Reserve Account until Complete Termination.

3. Exposed Payments.

3.1. Upon termination of this Agreement Borrower shall pay to Lender (or Lender may retain), to hold in a non-segregated non-interest bearing account, the amount of all Exposed Payments (the “Preference Reserve”).

3.2. Lender may charge the Preference Reserve with the amount of any Exposed Payments that Lender pays to the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing of the Payor that made the Exposed Payment or on whose behalf such Exposed Payment was made, on account of a claim asserted under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation.

3.3. Lender shall refund to Borrower from time to time that balance of the Preference Reserve for which a claim under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation can no longer be asserted against the Exposed Payments due to the passage of the statute of limitations, settlement with the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing. This provision shall survive termination of the Agreement.

4. Authorization for Financing. Subject to the terms and conditions of this Agreement, Lender is authorized to finance Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Borrower.

5. Fees and Expenses. Borrower shall pay to Lender:

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5.1. Financing Fee. The Initial Financing Fee and Additional Financing Fee shall be due on the date on which a Financed Account is Closed. Financing Fees and interest hereunder are subject to upward adjustment in accordance with Section 12.8 herein and also shall include the additional Default Rate on the Obligations, at Lender’s sole election, upon the occurrence and continuance of an Event of Default.

5.2. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

5.3. Out-of-pocket Expenses. The reasonable and documented out-of-pocket expenses directly incurred by Lender in the administration of this Agreement such as wire transfer fees (“Wire Fee”), postage and audit fees. Lender may perform audits at its discretion, provided that if no Event of Default has occurred , Borrower shall not be required to pay for more than two audits per twelve-month period at a rate of $950 per auditor per day.

5.4. Servicing Fee. The Servicing Fee in accordance with the General Rates and Fees.

5.5. Systems Access Fee. The Systems Access Fee in accordance with the General Rates and Fees.

5.6 Facility Fee. In consideration of Lender's entering into this Agreement, Borrower shall pay to Lender an annual facility fee (the “Facility Fee”) as follows:

(a) (i) For the first (1st) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of Five Million Dollars ($5,000,000). One twelfth (1/12) of such Annual Facility Fee shall be paid simultaneously with the execution of this Agreement, and the remaining amount shall be paid in installments of like amount on the last day of each month thereafter until paid in full.

(ii) In addition, if the Obligations outstanding under this Agreement during the first (1st) contract (loan) year of the Initial Term (A) exceed Five Million Dollars ($5,000,000), but are less than or equal to Seven Million Dollars ($7,000,000), an additional Facility Fee of Twenty Thousand Dollars ($20,000) will be charged at the initial occurrence thereof, and (B) exceeds Seven Million Dollars ($7,000,000), but is less than or equal to the Maximum Line Amount (that is, Ten Million Dollars ($10,000,000)), an additional Facility Fee of Thirty Thousand ($30,000) Dollars will be charged at the initial occurrence thereof (each such increment in (A) and (B) above, being hereinafter referred to as an “Increment”). The highest amount of Obligations during the first (1st) contract (loan) year of the Initial Term (rounded upward to the next Increment, but in no event less than Five Million Dollars ($5,000,000), shall hereinafter be referred to as the First Year Benchmark Advance Amount.

(b) (i) For the second (2nd) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to One percent (1%) of the First Year Benchmark Advance Amount. One twelfth (1/12) of such Facility Fee shall be paid on the first anniversary of the Effective Date and the remaining amount shall be paid in installments of like amount on the last day of each month thereafter until paid in full.

(ii) In addition, Borrower shall pay to Lender an additional Facility Fee as set forth in (a) (ii) above at such time as the Obligations outstanding during the second (2nd) contract (loan) year of the Initial Term first exceed the First Year Benchmark Advance Amount by each applicable Increment. The highest amount of Obligations outstanding during the second (2nd) contract (loan) year of the Initial Term (rounded upward to the next Increment), but in no event less than the First Year Benchmark Advance Amount, shall hereinafter be referred to as the Second Year Benchmark Advance Amount.

(c) (i) For the third (3rd) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of Second Year Benchmark Advance Amount. One twelfth (1/12) of such Facility Fee shall be paid on second anniversary of the Effective Date and the remaining amount shall be paid in installments of like amount on the last day of each month thereafter until paid in full.

(ii) In addition, Borrower shall pay to Lender an additional Facility Fee as set forth in (a)(ii) above at such time as the amount of Obligations outstanding during the third (3rd) contract (loan) year of the Initial Term first exceeds the Second Year Benchmark Advance Amount by each applicable Increment. The highest amount of Obligations outstanding during the third (3rd) contract (loan) year of the Initial Term, but in no event less than the Second Year Benchmark Advance Amount, shall hereinafter be referred to as the Third Year Benchmark Advance Amount

(d) For each year of any Renewal Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of Ten Million Dollars ($10,000,000), One twelfth (1/12) of such Facility Fee shall be paid simultaneously with the execution of this Agreement, and the remaining amount shall be paid in installments of like amount on the last day of each month thereafter until paid in full.

The Facility Fee for the Initial Term and any Renewal Term is deemed to be fully earned upon the execution of this Agreement or the date of commencement of any Renewal Term. The unpaid balance of the Facility Fee for the entire Initial or Renewal Term based on the Maximum Line Amount shall be payable in full i) on the termination of this Agreement by Borrower other than on the last day of any Initial or Renewal Term, and ii) and at Lender's option, upon Lender's declaration of an Event of Default. If Borrower terminates this Agreement on the last day of the Initial or Renewal Term or Lender terminates this Agreement when no Event of Default has occurred, such Facility Fee shall be based on the lesser of the Maximum Line Amount or the then effective Benchmark Amount at termination.

6. Refunding of Accounts. Lender may require that Borrower refund, by payment of the then unpaid Face Amount thereof, together with any unpaid fees relating to the Financed Account on demand, or, at Lender's option, by Lender's charge to the Reserve Account:

6.1. Any Financed Account, the payment of which has been disputed by the Payor or the Account Debtor obligated thereon, Lender being under no obligation to determine the bona fide nature of such dispute;

6.2. Any Financed Account regarding which Borrower has breached any representation or warranty as set forth in Section 14.

6.3. Any Financed Account owing from an Account Debtor or Payor which (a) in Lender’s reasonable credit judgment has become insolvent or (b) has indicated an inability or unwillingness to pay the Financed Account when due;

6.4. All Financed Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

6.5. Any Financed Account that remains unpaid beyond the Late Payment Date.

7. Security Interest.

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7.1. As collateral securing the Obligations, each Borrower (for the avoidance of doubt, each Borrower and Administrative Borrower) grants to Lender a continuing first priority security interest in all of such Borrower’s Collateral, subject to the provisions of the Intercreditor Agreement.

8. Clearance Days. The receipt of any item of payment by Lender for the sole purpose of determining availability under the Maximum Line Amount, subject to final payment of such item, shall be provisionally applied to reduce the Obligations on the date of receipt of such item of payment by Lender; provided however, the receipt of such item of payment by Lender for determining the calculation of interest on the Obligations and the calculation of the Financing Fees, shall not be deemed to have been paid to Lender until three (3) business days after the date of Lender's actual receipt of such item of payment.

9. Authorization to Lender.

9.1. Authorization: Borrower explicitly authorizes and grants to Lender the ability for Lender (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, with or without notice to Borrower, and at Borrower's sole expense, to do any or all of the following, in Borrower's name or otherwise until all of the Obligations have been paid in full:

9.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof;

9.1.2. Take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon Lender’s Accounts;

9.1.3. With respect to any of the following established or issued for the benefit of Borrower, either individually or as a member of a class or group, file any claim under (a) any bond or (b) under any trust fund;

9.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Lender's security interest in any assets of Borrower, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable;

9.1.5. File in the name of Borrower or Lender or both: (a) Mechanic’s lien or related notices, or (b) Claims under any payment bond, in connection with goods or services sold by Borrower in connection with the improvement of realty;

9.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly and solely to Lender;

9.1.7. Communicate directly with Borrower’s Payors to verify the amount and validity of any Account created by Borrower;

9.1.8. After the occurrence and during the continuation of an Event of Default: (a) Change the address for delivery of mail to Lender and to receive and open mail addressed to Borrower; (b) Extend the time of payment of, compromise or settle for cash, credit, return merchandise, and upon any terms or conditions, any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Borrower by such Account Debtor), without affecting any of the Obligations;

9.1.9 Any and all sums paid and any and all documented costs, expenses, liabilities, obligations and reasonable and documented legal fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations. In no event shall Lender's rights under the foregoing authorization or any of Lender's other rights under this Agreement be deemed to indicate that Lender in control of the business, management of properties of Borrower;

9.1.10. File any initial financing statements and amendments thereto that: (a) Indicate the collateral as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; (b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization, and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral to be as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and (c) Contain a notification that the Borrower has granted a negative pledge to the Lender, and that any subsequent lienor may be tortuously interfering with Lender’s rights;

9.1.11. Advises third parties that any notification of Borrower’s Account Debtors will interfere with Lender’s collection rights; and

9.1.12. File any Correction Statement in the name of Borrower under Section 9-518 of the Uniform Commercial Code that Lender reasonably deems necessary to preserve its rights hereunder.

9.2. Borrower authorizes Lender to accept, endorse and deposit on behalf of Borrower any checks tendered by an account debtor “in full payment” of its obligation to Borrower. Borrower shall not assert against Lender any claim arising therefrom, irrespective of whether such action by Lender effects an accord and satisfaction of Borrower's claims, under §3-311 of the Uniform Commercial Code, or otherwise.

9.3. Borrower grants Lender a non-exclusive license to use any data collected in connection with the administration of this Agreement or Lender’s credit portfolio provided that no personally identifiable information is disclosed to the public.

10. ACH Authorization.

10.1. In order to satisfy any of the Obligations, Borrower authorizes Lender to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Borrower. Lender shall provide Borrower with advance notice of its intention to initiate electronic debit entries of Borrower’s deposit account through the ACH system. Such notice may be provided electronically. If an ACH debit request is not honored by the financial institution, for any reason, Borrower agrees to promptly pay, in the form of a check, money order or cash, such sums as are necessary to bring the balance then due hereunder current, and Borrower will be subject to such fees or charges for non-payment, as if Client had delivered a NSF check or made no payment to Lender.

10.2. Borrower is not required to sign this Authorization as a condition to obtaining any extension of credit from Lender. This Authorization is made at Borrower’s request to aid its ability to timely pay amounts due Lender.

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10.3 Lender shall be permitted to disseminate a form of “tombstone” and other related marketing materials or press releases publicly disclosing the transaction subject to this Agreement.

11. Electronic Transactions Authorization. The Parties agree that all business between one another shall be conducted by electronic means and adopt the provisions of the California Uniform Electronic Transactions Act (UETA) as set forth in California Civil Code, Division 3, Part 2, Title 2.5, Sections 1633.1 – 1633.17, inclusive. Each document that is subject to or provided in furtherance of this Agreement, all documents provided in furtherance thereof, as amended, modified or supplemented from time to time that a party has sent to the other by electronic means or the Borrower has clicked to approve to adopt this Agreement or Borrower submits through the Online Reporting System shall be intended as and constitute an original and deemed to contain a valid signature for all purposes acknowledging and consenting to the terms of the agreement applicable thereto. In furtherance of the above, the Borrower hereby authorizes Lender to regard the Borrower’s printed name or electronic approval for any document, agreement, assignment schedules or invoices as the equivalent of a manual signature by one of the Borrower's authorized officers or agents. The Borrower’s failure to promptly deliver to Lender any schedule, report, statement, writing or other information (“Record”) required by this Agreement or any document related hereto shall not affect, diminish, modify or otherwise limit Lender’s security interests in the Collateral. Lender may rely upon, and assume the authenticity of, any such electronic approval, and any material applicable to such approval as the duly confirmed, authorized and approved signature of the Borrower by the person approving same, shall constitute an “authenticated” record for all purposes (including, without limitation, the Uniform Commercial Code) and shall satisfy the requirements of any applicable statute of frauds. Borrower is not required to agree to conduct business pursuant to the UETA and the Advances being granted in furtherance of this Agreement are not conditioned upon Borrower agreeing to conduct business in accordance with the UETA. Borrower may terminate this Electronic Transactions Authorization by providing Lender with not less than ten (10) days’ written notice as provided in Section 35.1, below. Thereafter, Borrower shall incur and be responsible to pay Lender a “Manual Reporting Fee” for any Record when submitted to Lender.

12. Covenants By Borrower.

12.1. After written notice by Lender to Borrower, and automatically, without notice, upon the occurrence and continuation of an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

12.2. Lender or its designee shall have access, during reasonable business hours (if prior to an Event of Default) and at any time (if on or after an Event of Default at Borrower’s sole expense), to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Borrower's books and records, and Borrower shall permit Lender or its designee to make copies of such books and records or extracts therefrom as Lender may request. Upon the occurrence and continuance of an Event of Default (and at Borrower’s sole expense), Lender may use any of Borrower's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Lender, in its sole discretion, deems appropriate. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Borrower.

12.3. Before sending any Invoice to an Account Debtor, Borrower shall mark same with a notice of assignment as may be required by Lender.

12.4. Borrower shall pay when due all payroll and other taxes and shall provide proof thereof to Lender in such form as Lender shall reasonably require.

12.5. Borrower shall not: (a) create, incur, assume or permit to exist, any lien upon or with respect to any assets in which Lender now or hereafter holds as a security interest or (b) incur any indebtedness for borrowed money other than as set forth on Schedule 12.5 attached hereto, provided that Borrower may grant purchase money security interests to the seller of equipment in equipment purchased from such seller after the Effective Date, provided that the aggregate amount of such financings do not exceed $100,000 per year during the Term and that such security interest are limited to the equipment purchased.

12.6. Notwithstanding Borrower’s obligation to pay the Misdirected Payment Fee, Borrower shall pay to Lender on the next banking day following the date of receipt by Borrower, the amount of any payment on account of a Financed Account.

12.7. Avoidance Claims

12.7.1. Borrower shall indemnify Lender from any loss (including defense costs, expenses and legal fees) arising out of the assertion, defense, or judgment or otherwise of any Avoidance Claim, and shall pay to Lender on demand the amount thereof.

12.7.2. Borrower shall notify Lender within two business days after Borrower becomes aware of the assertion of an Avoidance Claim.

12.7.3. This provision shall survive termination of this Agreement.

12.8. Minimum Utilization. Reserved.

12.9. No ACH Debit Block. Borrower shall at all times maintain each of its deposit accounts in a manner that allows Lender to utilize the ACH authorization set forth in Section 10 or otherwise herein. Borrower shall not use any ACH debit block or any other service or functionality that prevents Lender from initiating and completing electronic debit or credit entries through the ACH system to any deposit account maintained by Borrower.

12.10 Disposal of Assets or Change of Control. Borrower shall not convey, sell, lease, license, assign, transfer, or otherwise dispose any of its assets in a manner not in the ordinary-course-of-business. Borrower shall also notify Lender promptly, and in any event at least thirty (30) days prior to the date of any transaction that results or would result in a Change of Control.

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12.11 Financial Reporting. Borrower will deliver to Lender: (a) as soon as available, but in any event within 45 days after the end of each of Borrower's fiscal months, consolidated and consolidating company-prepared financial statements in reasonable detail and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (other than with respect to footnote disclosure or year-end audit adjustments) covering Borrower’s operations during such period, (b) as soon as available, but in any event within 120 days after the end of each of Borrower’s fiscal years, consolidated and consolidating financial statements audited by an independent certified public accountant firm of nationally recognized standing or otherwise reasonably acceptable to Lender, in reasonable detail and prepared in accordance with GAAP, together with a certificate of Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent Borrower’s financial position as of the date thereof and the results of its operations for the periods covered thereby, (c) as soon as available, but in any event no later than the date that is 30 days prior to the start of each of Borrower’s fiscal years, copies of Borrower’s projections, budget and forecasts, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender, for the forthcoming fiscal year, month by month, and (d) upon the request of Lender, any other information reasonably requested relating to the financial condition of Borrower.

12.12 Dissolution of Frankly Co. On or before September 30, 2023. Borrower shall file the paperwork necessary for the dissolution of Frankly Co. and shall cause its operations to be wound down and ceased.

12.13 Prohibition on transfer of Assets. Each Borrower covenants and agrees that it will not and will cause each Borrower not to transfer, loan, contribute, pay for services from or reimburse expenses to make a dividend or distribution to or otherwise make available to any Affiliate that is not a Borrower, any Advances, loans, cash, funds or assets owned by each and every Borrower or to otherwise provide a guaranty of other financial support or accommodation. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower may i) transfer or pay to its’ non-Borrower Affiliates a net amount not to exceed Six Hundred Thousand Dollars ($600,000) per fiscal quarter, but in no event more than Two Million Four Hundred Thousand Dollars ($2,400,000) per fiscal year to reimburse any such Affiliate for expenses incurred on behalf of Borrower for corporate and employee related matters, including GameSquare Holdings, Inc.’s corporate expenses, but in no event shall such intercompany reimbursements be used as purchase consideration for acquisitions of equity or assets, and ii) transfer or pay to its’ non-Borrower Affiliates, such amounts that are permitted to be used for the EB Refinancing Transaction pursuant to and on the conditions set forth in the Intercreditor Agreement.

13. Account Disputes. Borrower shall notify Lender promptly of and, if requested by Lender, will settle all disputes concerning any Financed Account, at Borrower's sole cost and expense. Lender may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Lender in its sole discretion deem advisable, for Borrower's account and risk and at Borrower's sole expense. Upon the occurrence of an Event of Default, Lender may Resolve such issues with respect to any Account of Borrower.

14. Representation and Warranties. Borrower represents and warrants that:

14.1. Existence and Power. If Borrower is a partnership, limited liability company, or corporation, Borrower is and will continue to be duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization until all of the Obligations have been paid in full. Borrower is and will continue to be qualified and licensed in all jurisdictions in which the nature of the business transacted by it, or the ownership or leasing of its property, make such qualification of licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a material adverse effect and Borrower has and will continue to have all requisite power and authority to carry on its business as it is now, or may hereafter be, conducted.

14.2. Authority. Borrower is, and will continue to be, duly empowered and authorized to enter into, and grant security interests in its property, pursuant to and perform its obligations under, this Agreement, and all other instruments and transactions contemplated hereby or relating hereto. The execution, delivery and performance by Borrower of this Agreement, and all other instruments and transactions contemplated hereby or relating hereto, have been duly and validly authorized, are enforceable against the Borrower in accordance with their terms, and do not and will not violate any law or any provision of, nor be grounds for acceleration under, any agreement, indenture, note or instrument which is binding upon Borrower, or any of its property, including without limitation, Borrower's Operating Agreement, Partnership Agreement, Articles of Incorporation, By-Laws and any Shareholder Agreements (as applicable).

14.3. Name; Trade Names and Styles. Borrower has set forth above Borrower’s absolutely true and correct name. Listed below in Schedule 14.3 is each prior true name of Borrower and each fictitious name, trade name and trade style by which Borrower has been, or is now known, or has previously transacted, or now transacts business, as aforementioned noted. Borrower shall provide Lender with thirty (30) days advance written notice before changing its legal name or doing business under any other name, fictitious name, trade name, or trade style. Borrower has complied, and will hereafter comply, with all laws relating to the conduct of business under, the ownership of property in, and the renewal or continuation of the right to use, a corporate, fictitious or trade name or trade style.

14.4 Place and Nature of Business; Location of Collateral. Borrower does not engage in any Restricted Industry. Borrower's books and records including, but not limited to, the books and records relating to Borrower's Accounts, are and will be kept and maintained at Borrower's Address unless and until Lender otherwise consents in writing. In addition to Borrower's Address, Borrower has places of Business and Collateral located only at the locations listed on Schedule 14.4 as aforementioned noted. Borrower will provide Lender with at least thirty (30) days advance written notice in the event Borrower moves the Collateral, or obtains, opens or maintains any new or additional place(s) for the conduct of Borrower's business or the location of any Collateral, or closes any existing place of business.

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14.5 Title to Collateral; Liens. Borrower is now, and will at all times hereafter be, the true, lawful and sole owner of all the Collateral. Except for the security interest granted to Lender and Permitted Liens, and subject to the Intercreditor Agreement, the Collateral now is and will hereafter remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims. Except as expressly provided to the contrary in this Section, Lender now has, and will hereafter continue to have, a fully perfected and enforceable first priority security interest in all of the Collateral, and Borrower will at all times defend Lender and the Collateral against all claims and demands of others.

14.6. Each and every Financed Account sold and assigned to Lender shall, on the date the assignment is made and thereafter, comply with all of the following representations, warranties and covenants: (a) each Financed Account represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower's business; (b) each Financed Account is owned by Borrower free and clear of any and all deductions, disputes, liens, security interests and encumbrances; (c) the Account Debtor has received and accepted the goods sold and services rendered which created the Financed Account and the invoice therefor and will pay the same without any dispute; (d) no Account Debtor on any Financed Account is a shareholder, director, partner or agent of Borrower, or is a person or entity controlling, controlled by or under common control with Borrower, or is engaged in a Restricted Industry; (e) no Financed Account is owed by an Account Debtor to whom Borrower is or may become liable in connection with goods sold or services rendered by the Account Debtor to Borrower or any other transaction or dealing between the Account Debtor and Borrower; and (f) each Financed Account arises from a contractual agreement that is governed by the law of a state of the United States of America or such other jurisdiction as approved by Lender in writing. Immediately upon discovery by Borrower that any of the foregoing representations, warranties, or covenants are or have become untrue with respect to any Financed Account, Borrower shall immediately give written notice thereof to Lender.

14.7. Borrower has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Financed Accounts.

14.8 Intellectual Property. Except as disclosed on Schedule 14.8 attached hereto, Borrower does not have any registered patents, copyrights, trademarks, or material licenses to use trademarks, patents and copyrights of others (excluding off-the-shelf or shrink-wrap licenses).

15. Indemnification. Borrower agrees to indemnify Lender against and save Lender harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable legal fees and collection costs) resulting from or arising out of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Borrower to perform or observe its obligations under this Agreement.

16. Disclaimer of Liability. In no event will Lender be liable to Borrower for any lost profits, lost savings or other consequential, punitive, incidental or special damages resulting from or arising out of or in connection with this Agreement, the transactions or relationships contemplated hereby or Lender's performance or failure to perform hereunder, even if Lender has been advised of the possibility of such damages.

17. Default.

17.1. Events of Default. The occurrence of any one of more of the following shall constitute an Event of Default hereunder: (a) Borrower fails to pay or perform any Obligation as and when due; (b) there shall be commenced by or against Borrower any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Borrower makes or sends notice of a bulk transfer and any such case or judgment shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall not be effectively stayed for any 30-day period; (c) Borrower or any guarantor of the Obligations shall become insolvent in that its debts are greater than the fair value of its assets, or Borrower is generally not paying its debts as they become due or is left with unreasonably small capital; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches to the Borrower, the Financed Accounts, or the Collateral; (e) Borrower shall breach any covenant, agreement, warranty, or representation set forth herein; (f) Borrower delivers any document, financial statement, schedule or report to Lender which is false or incorrect in any material respect; (g) Lender, at any time, acting in good faith and in a commercially reasonable manner, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; or (h) Borrower or any Affiliate defaults under any other agreement for indebtedness in excess of $100,000 if the effect of such default is to enable the holder of such indebtedness to make demand for payment prior to the maturity thereof and such default continues beyond any applicable grace or cure period; (i) Borrower or any of its senior management is criminally indicted or convicted of a felony offense under any state or federal law; (j) A Change of Control occurs with respect to any Borrower; (k) Lender fails to have a perfected first priority security interest in any of the Collateral; (l) Borrower suspends or ceases operation of all or a material portion of its business, (m) there shall be issued or filed against Borrower or any guarantor of the Obligations an order, writ or judgment equal to or in excess of $100,000 that adversely affecting the Borrower, such guarantor or the Collateral that is not vacated, stayed, bonded or satisfied within thirty (30) days after such issuance or filing; (n) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Lender or any affiliate of Lender or shall notify Lender of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever; (o) on or before December 31, 2023, the EB Indebtedness maturity date is not extended through February 28, 2026; (p) a default occurs in the EB Indebtedness or the Intercreditor Agreement or Lender receives a notice from Debenture Creditor (as defined in the Intercreditor Agreement) that it intends to take any enforcement action or to call a default under the EB Indebtedness or the Intercreditor Agreement; or (q) if on November 1, 2025, the EB Indebtedness is scheduled to mature in February 2026,

17.2. Waiver of Notice. LENDER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY LENDER OF ITS CLAIM THERETO.

17.2.1. The failure of Lender at any time or times hereafter to require Borrower strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Borrower and Lender shall not waive or diminish any right of Lender thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an officer of Lender and delivered to Borrower. Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Agreement, or any other agreement by virtue of any applicable law. Borrower hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender unless expressly required by this Agreement. Borrower hereby ratifies and confirms whatever Lender may do pursuant to this Agreement and agrees that Lender shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Lender or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

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17.3. Effect of Default.

17.3.1. Upon the occurrence of any Event of Default, in addition to any rights Lender has under this Agreement or applicable law, Lender may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

17.3.2. The Late Charge shall accrue and is payable on demand on any Obligation not paid when due.

18. Remedies.

18.1 Generally. Upon the occurrence of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower) may do any one or more of the following: (a) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, and any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation as well as charging the Default Rate on the Obligations above and in addition to any applicable rate hereunder; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of the Borrower's premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Lender deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any or all of the Collateral by Court process or through a receiver, Borrower hereby irrevocable waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Place a receiver in exclusive control of Borrower’s business and/or any or all of the Collateral, in order to assist Lender in enforcing its rights and remedies; (f) Sell, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Lender obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower's premises without charge for such time or times as Lender deems fit, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition at the time of sale; (g) Demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all legal fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations and shall be due on demand.

18.2 Application of Proceeds. The proceeds received by Lender from the disposition of or collection of any of the Collateral shall be applied to the Obligations in such manner as Lender shall determine in its sole discretion. If any deficiency shall arise, Borrower shall remain liable to Lender therefore. In the event that, as a result of the disposition of any of the Collateral, Lender directly or indirectly enters into a credit transaction with any third party, Lender shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Lender of cash therefor from such third party.

18.3 Online Access. Upon an Event of Default, all of Borrower’s rights and access to any online internet services that Lender makes available to Borrower shall be provisional pending Borrower’s curing of all such Events of Default. During such period of time, Lender may limit or terminate Borrower’s access to online services. Borrower acknowledges that the information Lender makes available to Borrower through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the Uniform Commercial Code as enacted in the State of California.

18.4 Standards of Commercial Reasonableness. After an Event of Default, the parties acknowledge that it shall be presumed commercially reasonable and Lender shall have no duty to undertake to collect any Account, including those in which Lender receives information from an Account Debtor that a dispute exists. Furthermore, in the event Lender undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Lender may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Borrower may, under any circumstances, seek to hold Lender responsible for taking any commercially unreasonable action, Borrower shall first notify Lender in writing, of all of the reasons why Borrower believes Lender has acted in any commercially unreasonable manner and advise Lender of the action that Borrower believes Lender should take.

18.5 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all other rights and remedies accorded a secured party under the Uniform Commercial Code as enacted in California and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Lender and Borrower and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

19. Account Stated. Lender shall render to Borrower a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Borrower as an account stated, except to the extent that Lender receives, within ninety (90) days after the mailing of such statement, written notice from Borrower of any specific exceptions by Borrower to that statement, and then it shall be binding against Borrower as to any items to which it has not objected.

20. Amendment and Waiver. Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Lender may have, nor shall any waiver by Lender hereunder be deemed a waiver of any default or breach subsequently occurring. Lender’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Lender would otherwise have.

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21. Termination; Effective Date.

21.1. Subject to the Early Termination Fee, this Agreement will be effective on the date it is signed by the Parties (‘Effective Date”), shall continue for the Term (such first Term being referred to as the “Initial Term”), and shall be automatically extended for successive Terms (each, a “Renewal Term”) unless Borrower shall provide 60 days prior written notice to Lender of its intention to terminate at the end of any Initial Term or Renewal Term whereupon this Agreement shall terminate on the date set forth in said notice (an “Early Termination Date”) upon successful repayment of all outstanding Obligations.

21.2. Lender may terminate this Agreement and demand immediate payment of all outstanding Obligations at any time and for any reason, provided that if there is no Event of Default, such termination shall require 30 days prior written notice, and 60 days prior written notice if the amount of Obligations on the date such notice is provided are in excess of $5,000,000. Lender will reassign the Collateral to the Borrowers upon repayment in full of the Obligations to Lender and Lender’s receipt of acceptable indemnity agreements.

22. No Lien Termination without Release. In recognition of the Lender's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Lender shall not be required to record any terminations or satisfactions of any of Lender's liens on the Collateral unless and until Complete Termination has occurred. Borrower understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

23. Conflict. Unless otherwise expressly stated in any other agreement between Lender and Borrower, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

24. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25. Enforcement. This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each party and its respective attorneys and shall be construed accordingly.

26. Relationship of Parties. The relationship of the parties hereto shall be that of Borrower and Lender of Accounts, and Lender shall not be a fiduciary of the Borrower, although Borrower may be a fiduciary of the Lender.

27. Legal Fees. Borrower agrees to reimburse Lender on demand for:

27.1. The actual amount of all documented costs and expenses, including reasonable legal fees (including those of in-house counsel), which Lender has incurred or may incur in;

27.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith; Any way arising out of or in connection with this Agreement, and whether or not arising out of a dispute which does not involve Lender;

27.1.2. Protecting, preserving or enforcing any lien, security or other right granted by Borrower to Lender or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Lender’s lien priority;

27.2. The actual costs, including photocopying (which, if performed by Lender's employees, shall be at the rate of $.10/page), travel, and legal fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Borrower. This provision shall survive termination of this Agreement; and

27.3. The actual amount of all costs and expenses, including reasonable legal fees, which Lender may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Borrower, including but not limited to those (a) arising out the automatic stay, (b) seeking dismissal or conversion of the bankruptcy proceeding, (c) opposing confirmation of Borrower's plan thereunder, or (d) validating Lender’s security interest or lien priority with respect to the Collateral.

28. Entire Agreement. No promises of any kind have been made by Lender or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

30. Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PARTIES ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES EACH ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.

IN THE EVENT THAT ANY PARTY HERETO ELECTS TO BRING ANY ACTION OR PROCEEDING IN THE STATE OF CALIFORNIA, RELATING TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS, THE PARTIES AGREE THAT SUCH ACTION OR PROCEEDING SHALL BE TRIED SOLELY THROUGH A JUDICIAL REFEREE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES FURTHER AGREE TO THE APPOINTMENT OF JAMS AS THE REFEREE APPOINTMENT TO CONDUCT THE TRIAL AND SUCH RELATED PROCEEDINGS. THE PARTIES AGREE THAT THE FILING OF ANY PRE-TRIAL MOTION OR ANY PRE-TRIAL PROVISIONAL REMEDY SHALL NOT OPERATE AS A WAIVER OF EACH PARTY’S RIGHT TO TRIAL SOLELY THROUGH A JUDICIAL REFEREE. THE PARTIES ACKNOWLEDGE THAT THE JUDICIAL REFEREE WILL LIKELY CHARGE FEES AND COSTS OVER AND ABOVE THOSE NORMALLY CHARGED BY A COURT. THE PARTIES AGREE TO INITIALLY EVENLY SPLIT THE FEES AND COSTS OF SUCH REFEREE BETWEEN THE PARTIES, SUBJECT TO SUCH FURTHER RULINGS BY THE REFEREE.

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31. Venue; Jurisdiction. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Lender so elects, be instituted in any court sitting in the Chosen State, in the city in which Lender’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”). Borrower agrees that the Acceptable Forums are convenient to it and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Borrower waives any right to oppose any motion or application made by Lender to transfer such proceeding to an Acceptable Forum.

32. Service of Process. Borrower agrees that Lender may effect service of process upon Borrower by regular mail at the address set forth herein or at such other address as may be reflected in the records of Lender, or at the option of Lender by service upon Borrower’s agent for the service of process.

33. Assignment. Lender may assign its rights and delegate its duties hereunder. Upon such assignment, Borrower shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Lender.

34. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

35. Notice, Administrative Borrower, and Joint and Several Liability of Each Borrower.

35.1. All notices required to be given to any party other than Lender shall be deemed given upon the first to occur of (a) a deposit thereof in a receptacle under the control of the United States Postal Service, (b) transmittal by electronic means to a receiver under the control of such party, or (c) actual receipt by such party or an employee or agent of such party. All notices to Lender shall be deemed given upon actual receipt by a responsible officer of Lender.

35.2. For the purposes hereof, notices hereunder shall be sent to the addresses set forth as Contact Addresses on the face page hereof, or to such other addresses as each such party may in writing hereafter indicate.

35.3 Administrative Borrower. Each Borrower hereunder hereby irrevocably appoints Administrative Borrower as the agent and attorney-in-fact for each such party which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another specified Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower: (a) to provide Lender with all notices under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by each Borrower hereunder and shall bind each Borrower), (b) to enter into any amendments to this Agreement on behalf of each Borrower, (c) to receive notices and instructions from Lender (and any notice or instruction provided by Lender to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain credit hereunder and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to each Borrower in order to utilize the collective borrowing powers of Borrower in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the loan account and Collateral of each Borrower as herein provided, or (ii) Lender relying on any instructions of the Administrative Borrower.

35.4 Joint and Several Liability of Each Borrower. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 35.4), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower or Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full. The Obligations of each Borrower under the provisions of this Section 35.4 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 35.4) or any other circumstances whatsoever.

35.5 No Reduction in Obligations. No payment or payments made by any Borrower or any other Person or received or collected by Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement, and each Borrower shall remain liable for all of the Obligations until the Obligations are paid in full.

36. Definitions and Index to Definitions. The following terms used within this Agreement shall have the following meaning. All capitalized terms not defined within this Agreement shall have the meaning set forth in the Uniform Commercial Code:

(a) “Additional Financing Fee” – As stated within the General Rates and Fees, or 30 days based on a 30-day month and 360 day year if unstated.

(b) “Advance” – The funding of all or any portion of the Face Amount of Account prior to collection.

(c) “Advance Rate” – As stated in the General Rates and Fees.

(d) “Affiliate” "Affiliate" means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise. Affiliate specifically includes any Borrower’s Subsidiary ad every person listed on any organizational chart provided to Lender.

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(e) “Avoidance Claim” - Any claim that any lien or payment received by Lender is avoidable under the Bankruptcy Code, any other debtor relief statute, including fraudulent conveyance claims, or through receivership, assignment for the benefit of creditors or any equivalent type payment recovery laws, rules or regulations intended to benefit creditors.

(f) “Change of Control” – means the person or entity constituting the majority ultimate beneficial owner of the voting equity interests of each Borrower (or having the ability to elect a majority of the board of directors of each Borrower) as of the date hereof no longer constituting the majority ultimate beneficial owner of the voting equity interests of each such Borrower (or having the ability to elect a majority of the board of directors of Borrower).

(g) “Chosen State” - California.

(h) “Closed” - A Financed Account is closed upon receipt of full payment by Lender from a Payor or from the Borrower (including its being charged to the Reserve Account).

(i) “Collateral”- all assets of each Borrower, whether now existing or hereafter acquired and wherever located, including, without limitation, all each Borrower’s present and future Accounts, Chattel Paper (including Electronic Chattel Paper), Goods (including all returned or repossessed Goods, Inventory and Equipment), Equipment, Inventory, Commercial Tort Claims, Instruments, Deposit Accounts, Documents, Investment Property, and General Intangibles (including without limitation all tradenames, trademarks, tradestyles, licenses, payment intangibles, tax refunds and proceeds of insurance), licensing fees, royalties, Letter-of-Credit Rights, Letters of Credit, Supporting Obligations, all unpaid seller’s rights (including, without limitation, each Borrower’s rights to stoppage in transit, replevin and reclamation), all leasehold improvements, and all products and cash and non-cash Proceeds of all the foregoing, together with all reserves and all moneys credited or payable to any Borrower (whether credited or payable to such Borrower pursuant to this Agreement or in a deposit account maintained with Lender, or otherwise), all rights and credit balances of Borrower under any factoring, financing, loan or credit agreements with Lender or otherwise, and, any of Borrowers property at any time in Lender’s possession, and in all Books and Records.

(j) “Complete Termination” – Complete Termination occurs upon satisfaction of the following conditions: (1) Payment in full of all Obligations of Borrower to Lender; (2) If Lender has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Borrower, acknowledgement from any beneficiaries thereof that Lender or any other issuer has no outstanding direct or contingent liability therein; and (3) Borrower has executed and delivered to Lender a general release in the form required by Lender and complied with Section 21.1.

(k) “Concentration Limit” – As stated within the General Rates and Fees, or 25% of the entire amount outstanding from Borrower. The concentration limit refers to the percentage any debt from a single debtor has over the total amount outstanding from Borrower’s Financed Accounts.

(l) “Default Rate” – the lesser of: (1) 1% per month on the gross amount of Invoices and (2) the highest default rate permitted by applicable law; the foregoing Default Rate is in addition to any standard rate accruing hereunder.

(m) “Early Termination Date” – see Section 21.1 hereof.

(n) “Early Termination Fee” – As stated in the General Rates and Fees.

(o) “EB Indebtedness” shall have the meaning ascribed to it in the Intercreditor Agreement.

(p) “Eligible Account” - An Account that is acceptable for financing hereunder as determined by Lender in the exercise of its reasonable sole credit or business judgment.

(q) "Equity Interest" means the interest of any Person having any form of equity security or ownership interest, including the interest of a shareholder in a corporation, a partner (whether general or limited) in a partnership (whether general, limited or limited liability), and a member in a limited liability company.

(r) “Events of Default” - See Section 17.1.

(s) “Exposed Payments” – Payments received by Lender from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.

(t) “Face Amount” - the amount invoiced on an Account at the time of the applicable Advance.

(u) “Facility Fee” – As stated within the General Rates and Fees.

(v) “Facility Rate” – if applicable, as set forth in the General Rates and Fees.

(w) “Financed Accounts” – Accounts for which a corresponding Advance has been made hereunder which have not been Closed.

(x) “Financing Fee(s)” – Refers to the Initial Financing Fee or Additional Financing Fee and means the Percentage in the amount aforementioned multiplied by the Face Amount of a Financed Account, for each Financing Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Financed Account is Closed.

(y) “Initial Financing Fee” - The first 30 days after the Purchase Price is paid to Borrower or credited by Lender to Borrower’s Reserve Account based on a 30-day month and 360-day year unless explicitly overridden within the General Rates and Fees.

(z) “Intellectual Property” – all intellectual and similar property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

(aa) "Intercreditor Agreement” – means that certain intercreditor Agreement between Lender, each Borrower and EB Acquisition Company LLC and King Street Partners LLC dated as of even date herewith.

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(bb) “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account, Eligible Account or Financed Account to which it relates.

(cc) “Late Charge” – None.

(dd) “Late Payment Date” – One hundred twenty (120) days from the original invoice date.

(ee) “Misdirected Payment Fee” – Unless otherwise stated in the General Rates and Fees, 20% of the amount of any payment (but in no event less than $1,000) on account of a Financed Account which has been received by Borrower and not delivered in kind to Lender on the third business day following the date of receipt by Borrower, or 30% of the amount of any such payment which has been received by Borrower as a result of any action taken by Borrower to cause such payment to be made to Borrower.

(ff) “Obligations” - All present and future obligations owing by Borrower to Lender whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any Bankruptcy Case in which Borrower is a Debtor. Without limiting the generality hereof, Borrower acknowledges and agrees that the term "Obligations" shall include, all ledger debt of Borrower, which shall mean and include all indebtedness of Borrower now or hereafter owing to a third party, which Lender has heretofore or hereafter purchases from such third party, acquires by way of assignment, or in which Lender has heretofore or hereafter acquires a security interest, whether as a result of Lender financing the accounts receivable of such third party or otherwise. Borrower acknowledges that Lender will be relying upon this provision in financing the accounts receivable of such third parties (consisting of indebtedness and obligations now or hereafter due from Borrower to such third parties), as well as in permitting Account Debtor’s to incur other indebtedness due to Borrower, but nothing herein shall constitute a commitment of any kind by Lender to factor or finance the accounts receivable of any third party to the extent they represent amounts owing by Borrower to such third parties.

(gg) “Parties” - Borrower and Lender.

(hh) “Payor” - An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

(ii) “Permitted Liens” shall mean (a) liens under the this Agreement or otherwise arising in favor of Lender, for the benefit of itself; (b) purchase money liens on hereafter acquired items of Equipment to the extent the indebtedness related thereto is permitted by this Agreement; (c) liens set forth on Schedule 14.5 as in effect as of the date of this Agreement and that are and remain subject to an intercreditor or subordination agreement acceptable to Lender in its sole discretion.

(jj) "Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a governmental agency, authority, or political subdivision (state, federal or foreign).

(kk) “Prime Rate” means the greater of: (a) five and one-half percent 5.50% and (b) the highest rate published from time to time by the Wall Street Journal as the Prime Rate for such day, or, in the event the Wall Street Journal ceases to publish the Prime Rate, the base, reference or other rate then designated by Wells Fargo Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). The effective interest rate applicable to undersigned’s loans shall change on the date of each change in the Wall Street Journal Prime Rate.

(ll) “Refunded” - An Account has been refunded when Borrower has paid to Lender the then unpaid Face Amount.

(mm) “Required Reserve Amount” - The Reserve Percentage multiplied by the unpaid balance of Financed Accounts.

(nn) “Reserve Account” - A bookkeeping account on the books of the Lender representing the portion of the Face Amount of the Financed Account which has not been paid by Lender to Borrower, maintained by Lender to ensure Borrower's performance with the provisions hereof.

(oo) “Reserve Percentage” - 100% less the Advance Rate. The Reserve Percentage may be increased or decreased at any time in Lender’s sole discretion.

(pp) “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

(qq) “Restricted Industry” – any of the following industries: adult entertainment, firearm or ammunition sales or manufacturing, or gambling.

(rr) “Servicing Fee” as set forth in the General Rates and Fees."

(ss) “Subsidiary" means a Person in which 25% or more of all Equity Interests or 25% of all Equity Interests having power to vote is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more other Subsidiaries.

(tt) “Systems Access Fee” – As stated within the General Rates and Fees.

(uu) “Term” – 36 Months.

(vv) “UCC” – The Uniform Commercial Code as adopted in the Chosen State.

[SIGNATURES AGREEING TO THE STANDARD TERMS AND CONDITIONS APPEAR ON THE FIRST PAGE]

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SCHEDULE 12.5

PERMITTED INDEBTEDNESS FOR BORROWED MONEY

Name of Loan Document	Date of Issuance/Document	Creditor of Permitted Indebtedness	Maximum Principal Amount
Convertible Debenture	2/24/21	EB Acquisition Company, LLC	Up to $5,800,000
Convertible Debenture	9/1/22	Three Curve Capital, LP	$1,250,000

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SCHEDULE 14.3

FORMER NAMES AND TRADE NAMES

Frankly Media LLC – Gannaway Web Holdings, LLC d/b/a WorldNow DE

"GCN, Inc."	NV
"Reciprocity Corp. of Nevada, Inc."	NV
"Swingman, LLC"	CA
Buzztastic, LLC	GA

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SCHEDULE 14.4

PLACE AND NATURE OF BUSINESS; LOCATION OF COLLATERAL

Entity Name	Address	State of Formation	Address of Chief Executive Office (if different)	Locations Qualified to do Business	Address of other locations
GameSquare Esports (USA) Inc.	6775 Cowboys Way Suite 1335 Frisco, TX 75043	NV
GCN, Inc.	6775 Cowboys Way Suite 1335 Frisco, TX 75043	DE
NextGen Tech LLC	6775 Cowboys Way Suite 1335 Frisco, TX 75043	TX
Swingman, LLC	6775 Cowboys Way Suite 1335 Frisco, TX 75043	TX
Mission Supply LLC	6775 Cowboys Way Suite 1335 Frisco, TX 75043	NV
Frankly Media LLC	2110 Powers Ferry Road SE Suite 450 Atlanta, GA 30339	DE
Sideqik, Inc.	2110 Powers Ferry Road SE Suite 450 Atlanta, GA 30339	DE

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SCHEDULE 14.5

PERMITTED LIENS

1.	Security Agreement dated January 6, 2020, between EB Acquisition Company LLC, Frankly Media LLC, Frankly Inc. and Frankly Co.

2.	Security Agreement dated December 1, 2020, between EB Acquisition Company LLC and Engine Media Holdings, Inc.

3.	Payoff Letter dated February 19, 2021, between EB Acquisition Company LLC, Frankly Media LLC, Frankly Inc., Frankly Co. and Engine Media Holdings, Inc.

4.

Historical UCC-1 filings (which SLR is in the process of terminating) under the terminated Security Agreement dated as of April 1, 2019 between Franky Inc., Frankly Media LLC and Frankly Co. and Gray Media Group, Inc.

5.	Security Agreement dated September --, 2023 between King Street Partners LLC and GameSquare Holdings, Inc.

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SCHEDULE 14.8

DISCLOSURE OF REGISTERED PATENTS, COPYRIGHTS, AND TRADEMARKS

PATENTS AND PATENT APPLICATIONS

Registration # (or Application #) and Date	Title	Owner of Record	Country
8,515,241	Real Time Video Editing	Frankly Media LLC	US

COPYRIGHTS AND COPYRIGHT APPLICATIONS

Registration # (or Application #) and Date	Copyright	Owner of Record	Country
TX0005919743	Producer 4.5	Frankly Media LLC	US

TRADEMARKS OR TRADEMARK APPLICATIONS

Registration # (or Application #) and Date	Mark	Owner of Record	Country
Reg. No. 5,552,845	SIDEQIK	Sideqik, Inc.	US
Reg. No. 6,000,371	COMPLEXITY	Nextgen Tech LLC	US
Reg. No. 5,315,084	COMPLEXITY	Nextgen Tech LLC	US
Reg. No. 5,315,085	COMPLEXITY	Nextgen Tech LLC	US

MATERIAL INTELLECTUAL PROPERTY LICENSES

None

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